UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 18, 2013

LIBERTY STAR URANIUM & METALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5610 E. Sutler Lane, Tucson, Arizona 85712
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code  520-731-8786

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Please see the disclosure under Item 2.03 of this current report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 18, 2013, we entered into a securities purchase agreement, whereby we agreed to issue a convertible note (the “Note”) to one lender in the principal amount of $250,000.  The Note is payable in full on November 18, 2014 and bears no interest except in an event of default.  Default interest and past due amounts will accrue interest at the rate of 15% per annum or, if less, the maximum rate permitted by applicable law, and will be payable on demand. The Note was issued at a discount to the face value of $25,000, and closing costs and fees were $10,000, so net proceeds to our company was $215,000, before broker-dealer costs.

The lender may, at its option, convert the principal amount or any portion of such principal amount of the Note into shares of common stock of our company at the price equal to the lesser of (a) 100% of the volume weighted average price (the “VWAP”), as reported on the closing date (November 18, 2013), and (b) 70% of the average of the 5 day VWAP immediately prior to the day of conversion.

Item 3.02  Unregistered Sales of Equity Securities.

On November 18, 3013, we issued the Note to the lender who is resident in the United States Virgin Islands relying on Rule 506 of Regulation D promulgated under the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Securities Purchase Agreement dated November 18, 2013
10.2	Convertible Note dated November 18, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By:             /s/ James Briscoe
James Briscoe, President, CEO and Director
Date:  November 26, 2013